EXHIBIT 2.1


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                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT


                                 by and between



                           APPLIEDTHEORY CORPORATION,

                                    as Seller


                                       and


                           FASTNET ACQUISITION CORP.,

                                  as Purchaser




                           Dated as of April 17, 2002





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


                                                 TABLE OF CONTENTS

                                                                                                               PAGE
ARTICLE I             PURCHASE AND SALE OF ASSETS................................................................1

         Section 1.1.          Acquired and Excluded Assets......................................................1

         Section 1.2.          Contract Rejection and Assumption.................................................2

         Section 1.3.          Amounts Due Under Executory Contracts and Unexpired Leases; Cure Costs............2

         Section 1.4.          Assumed and Excluded Liabilities..................................................2

         Section 1.5.          Condition of Acquired Assets......................................................3

         Section 1.6.          Purchase Price....................................................................3

         Section 1.7.          Allocation of Purchase Price......................................................3

         Section 1.8.          Good Faith Deposit................................................................3

         Section 1.9.          Collection of Accounts Receivable.................................................4

ARTICLE II            THE CLOSING................................................................................4

         Section 2.1.          Closing...........................................................................4

         Section 2.2.          Certain Deliveries at Closing.....................................................4

         Section 2.3.          Additional Deliveries at Closing..................................................4

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF SELLER...................................................5

         Section 3.1.          Organization......................................................................5

         Section 3.2.          Authority Relative to this Agreement..............................................5

         Section 3.3.          Consents and Approvals............................................................5

         Section 3.4.          Title to Property.................................................................6

         Section 3.5.          Brokers...........................................................................6

         Section 3.6.          Contracts.........................................................................6

         Section 3.7.          Leases............................................................................6

         Section 3.8.          Compliance with Law...............................................................6

         Section 3.9.          Intellectual Property.............................................................7

         Section 3.10.         Customers.........................................................................7

         Section 3.11.         Licenses and Permits..............................................................7

         Section 3.12.         Environmental Matters.............................................................7

         Section 3.13.         Employees.........................................................................7

         Section 3.14.         Assets............................................................................8


                                                         i

                                                 TABLE OF CONTENTS
                                                    (continued)
                                                                                                               PAGE

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT GUARANTOR...........................8

         Section 4.1.          Organization......................................................................8

         Section 4.2.          Authority Relative to this Agreement..............................................8

         Section 4.3.          Consents and Approvals............................................................8

         Section 4.4.          Brokers...........................................................................9

         Section 4.5.          Financing.........................................................................9

ARTICLE V             COVENANTS..................................................................................9

         Section 5.1.          Conduct of Business by Seller Pending the Closing.................................9

         Section 5.2.          Access and Information...........................................................10

         Section 5.3.          Additional Matters...............................................................10

         Section 5.4.          Further Assurances...............................................................11

         Section 5.5.          Audit Right......................................................................11

         Section 5.6.          Right of Notice Over Certain Other Assets........................................11

ARTICLE VI            CONDITIONS PRECEDENT......................................................................12

         Section 6.1.          Conditions Precedent to Obligation of Seller and Purchaser.......................12

         Section 6.2.          Conditions Precedent to Obligation of Seller.....................................12

ARTICLE VII           TERMINATION...............................................................................12

         Section 7.1.          Termination......................................................................12

         Section 7.2.          Effect of Termination............................................................12

         Section 7.3.          Overbid Fee......................................................................13

ARTICLE VIII          EMPLOYEE MATTERS..........................................................................13

         Section 8.1.          Hiring of Employees; No Prior Service Credit.....................................13

ARTICLE IX            RISK OF LOSS..............................................................................15

         Section 9.1.          Risk of Loss.....................................................................15

ARTICLE X             BANKRUPTCY COURT APPROVAL.................................................................16

         Section 10.1.         Bankruptcy Court Approval Process................................................16

         Section 10.2.         Acknowledgement..................................................................17

         Section 10.3.         Hearings Schedule................................................................17

ARTICLE XI            INTENTIONALLY OMITTED.....................................................................17

                                                        ii
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                                                 TABLE OF CONTENTS
                                                    (continued)
                                                                                                               PAGE

ARTICLE XII           DEFINITIONS...............................................................................17

         Section 12.1.         Definitions......................................................................17

ARTICLE XIII          GENERAL PROVISIONS........................................................................22

         Section 13.1.         Survival of Representations and Warranties.......................................22

         Section 13.2.         Taxes............................................................................23

         Section 13.3.         Notices..........................................................................23

         Section 13.4.         Publicity........................................................................23

         Section 13.5.         Descriptive Headings.............................................................24

         Section 13.6.         Entire Agreement; Assignment.....................................................24

         Section 13.7.         Governing Law....................................................................24

         Section 13.8.         Expenses.........................................................................24

         Section 13.9.         Amendment........................................................................24

         Section 13.10.        Waiver...........................................................................24

         Section 13.11.        Counterparts; Effectiveness......................................................25

         Section 13.12.        Severability; Validity; Parties in Interest......................................25

         Section 13.13.        Bulk Sales.......................................................................25


                                    SCHEDULES
                                    ---------


Schedule 1.1        Acquired Assets
Schedule 1.2        Designated Contracts
Schedule 3.3        Consents and Approvals
Schedule 3.6        Contracts
Schedule 3.7        Leases
Schedule 3.9        Intellectual Property
Schedule 3.10       Customers
Schedule 3.11       Licenses and Permits
Schedule 8.1(a)     Access Employees


                                    EXHIBITS
                                    --------


Exhibit A      Sale Order
Exhibit B      Sale Procedures Order
Exhibit C      Assumption Agreement
Exhibit D      Bill of Sale











                                       iv
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                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

         THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT, dated as of April 17, 2002, is made by and between AppliedTheory Corporation, a Delaware corporation and its Subsidiaries (collectively, "Seller"), and Fastnet Acquisition Corp., a Pennsylvania corporation ("Purchaser").

         WHEREAS, on April 17, 2002, Seller and its subsidiaries (the "Subsidiaries") each filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.ss.101, ET SEQ. (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") and continue to manage their properties as debtors and debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

         WHEREAS, Seller and its Subsidiaries have offered their assets for sale and Purchaser desires to purchase certain assets and assume certain liabilities from Seller and certain of its Subsidiaries, and Seller desires to (and to cause its Subsidiaries to) sell, convey, assign, and transfer to Purchaser such assets and liabilities, pursuant to the terms and conditions of this Agreement;

         WHEREAS, such assets will be sold pursuant to the terms of this Agreement and an order of the Bankruptcy Court substantially in the form attached hereto as EXHIBIT A approving such sale under Section 363 of the Bankruptcy Code and the assumption and assignment to Purchaser of certain executory contracts and unexpired leases under Section 365 of the Bankruptcy Code (the "Sale Order");

         WHEREAS, the Purchaser is an indirect wholly-owned subsidiary of FASTNET Corporation, a Pennsylvania corporation (the "Parent Guarantor"), and the Parent Guarantor is willing to guarantee to the Seller the performance of all of Purchaser's obligations under this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                           PURCHASE AND SALE OF ASSETS

         Section 1.1. ACQUIRED AND EXCLUDED ASSETS. Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause its Subsidiaries and Affiliates to, sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase and accept from Seller and its Subsidiaries and Affiliates, free and clear of all Liens (except for the Assumed Liabilities), all of Seller's and its Subsidiaries' and Affiliates' right, title, and interest in, to and under the Assets and Properties owned or used by Seller and its Subsidiaries and Affiliates primarily in, or otherwise necessary to the operation of, the Access Business to customers located in the Footprint (collectively, the "Acquired Assets"). The Acquired Assets shall include, without limitation, all Assets and Properties set forth in SCHEDULE 1.1, whether tangible or intangible as the same shall exist on the Closing Date. It is agreed and acknowledged that, (i) the Acquired Assets shall include each customer contract for customers of the Access Business located in the Footprint (except for those customer contracts that Purchaser notifies Seller in writing at or prior to Closing it will not acquire), as well as the contracts listed in
SCHEDULE 1.1 for both access and hosting or other services, (ii) the Acquired Assets shall include those items of tangible personal property listed in
SCHEDULE 1.1, (iii) the Acquired Assets shall not include any cash, accounts receivable or rights to tax refunds, and (iv) other than the Acquired Assets, the Purchaser is not acquiring or accepting any of the other Assets and Properties of the Seller or its Affiliates. All of Seller's and its Affiliates' Assets and Properties that are not Acquired Assets shall be referred to herein as the "Excluded Assets".

         Section 1.2. CONTRACT REJECTION AND ASSUMPTION. SCHEDULE 1.2 is a list of executory contracts and unexpired leases (each a "Designated Contract" and collectively, the "Designated Contracts") that Seller shall assume and assign to Purchaser at Closing. (For greater certainty, (a) the contracts and leases on that list labeled "Reject" or any similar label and (b) those customer contracts that Purchaser notifies Seller in writing at or prior to Closing it will not acquire, shall not be assumed and assigned and shall not be deemed to be "Designated Contracts" for purposes of this Agreement.) The Designated Contracts are included within the Acquired Assets.

         Section 1.3. AMOUNTS DUE UNDER EXECUTORY CONTRACTS AND UNEXPIRED LEASES; CURE COSTS. Purchaser shall pay any and all cure and reinstatement costs or expenses of or relating to the assumption and assignment of the Designated Contracts in full satisfaction of all due and unpaid Liabilities under the Designated Contracts through the Closing Date for those contracts that remain Designated Contracts at Closing (the "Cure Amounts"). Except to the extent provided in the preceding sentence, Purchaser shall have no liability for any amounts due under the Designated Contracts which arose or accrued on or prior to the Closing Date.

         Section 1.4. ASSUMED AND EXCLUDED LIABILITIES. Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume from Seller and its Affiliates and thereafter pay, perform, or discharge in accordance with their terms, only those obligations that arise after the Closing under the Designated Contracts. The Liabilities to be assumed pursuant to this Agreement shall be referred to herein as the "Assumed Liabilities" and all other Liabilities shall be referred to herein as the "Excluded Liabilities". Purchaser shall not be obligated to assume or pay, perform, succeed to, discharge, become subject to or be responsible for any of the Liabilities of Seller or its Affiliates other than the Assumed Liabilities. Without limiting the generality of the foregoing, Purchaser shall not assume or pay, perform, succeed to, discharge, become subject to or be responsible for any of the Liabilities of Seller or any of its Affiliates (a) pursuant to any Contract that is not a Designated Contract or (b) related to any products or services provided by Seller or any of its Affiliates at or prior to the Closing. The Sale Order shall provide for the release and discharge of Purchaser and all of its Affiliates as provided herein with respect to the Excluded Liabilities, as well as an injunction prohibiting any action by any party against the Purchaser or any of its Affiliates in connection with the Excluded Liabilities. The assumption by Purchaser of the Assumed Liabilities shall not expand the rights or remedies of any third party either against Purchaser or Seller as compared to the rights and remedies that such third party would have had against Seller had Purchaser not assumed the Assumed Liabilities. Without limiting the generality of the foregoing, the assumption by Purchaser of the Assumed Liabilities shall not create any third party beneficiary rights.

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         Section 1.5. CONDITION OF ACQUIRED ASSETS. Except as otherwise stated
in this Agreement, Purchaser is taking the Acquired Assets and Assumed Liabilities on an "as is, where is" basis, without representation or warranty of any kind whatsoever. In entering into this Agreement, Purchaser acknowledges that, except for the specific representations and warranties of Seller contained herein, none of Seller, nor any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives, makes or shall be deemed to have made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including, without limitation, any reserve estimates, projections, forecasts or other forward-looking information) provided or otherwise made available to Purchaser or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives (including, without limitation, in any management presentations, information or offering memorandum, supplemental information or other materials or information with respect to any of the above). It is acknowledged and agreed that nothing contained in this Section 1.5 shall in any way affect Purchaser's right to terminate this Agreement pursuant to
Section 7.1(d).

         Section 1.6. PURCHASE PRICE. In consideration for the Acquired Assets, Purchaser shall pay to Seller an amount (the "Purchase Price") equal to Four Million Dollars ($4,000,000). The Purchaser shall pay the Purchase Price to Seller at the Closing; PROVIDED that the amount of such payment shall be reduced by the amount of the Good Faith Deposit.

         Section 1.7. ALLOCATION OF PURCHASE PRICE. To the extent required by Law after the Closing Date, Purchaser and Seller shall prepare and file those statements or forms (including Form 8594) required by Section 1060 of the Code and the Treasury regulations thereunder. Such statements or forms and any other tax filings shall be consistent with the allocation, if any, of all or a portion of the Purchase Price and the Assumed Liabilities among the Acquired Assets requested by Purchaser and agreed to by Seller prior to the Closing. Such allocation of the Purchase Price will not be binding in the Cases upon the Seller's and its Affiliates' creditors or other parties in interest and will not have precedential value with respect to any allocations of value contained in a plan or plans under Chapter 11 of the Bankruptcy Code or otherwise related to the Cases involving Seller or its Affiliates.

         Section 1.8. GOOD FAITH DEPOSIT. Within three (3) days of the execution of this Agreement, Purchaser shall have delivered to Seller a certified check payable to the order of Seller's attorneys or a wire transfer to Seller's attorneys' bank account designated by Seller, in the amount of Ninety Thousand Dollars ($90,000), to be held by Seller's attorneys and applied as provided in this Agreement (together with any interest earned thereon, the "Good Faith Deposit"). The Good Faith Deposit shall be applied toward the Purchase Price at Closing or returned to Purchaser as provided in Section 7.2(b). Unless otherwise agreed by Purchaser and Seller and approved by the Bankruptcy Court, the Good Faith Deposit shall be returned to Purchaser if the Agreement is terminated, except as may otherwise be provided in Section 7.2(b).

         Section 1.9. COLLECTION OF ACCOUNTS RECEIVABLE. With respect to all accounts receivable from customers of the Access Business (whether or not such customers are located in the Footprint) in existence on the Closing Date (the

"CLOSING RECEIVABLES"), Purchaser shall use good faith efforts to collect promptly such Closing Receivables on behalf of the Seller (or shall appoint a Person reasonably acceptable to Seller to make such collections), and shall promptly turn over to Seller any amounts that Purchaser collects with respect to such Closing Receivables. From and after the Closing Date, none of Seller, its Affiliates or any of their respective successors or assigns shall, directly or indirectly, take any actions to collect (or authorize, permit or direct any other Person to collect) the Closing Receivables, unless otherwise requested by Purchaser. Purchaser agrees that on or prior to December 31, 2002, Purchaser shall collect and remit to Seller no less than an aggregate of $2,500,000 of Closing Receivables. If Purchaser shall not have collected and remitted to Seller an aggregate of $2,500,000 of Closing Receivables on or prior to December 31, 2002, then Purchaser shall pay to Seller on such date, as additional consideration hereunder, an amount equal to such difference. Purchaser shall have no obligation to collect any Closing Receivables after December 31, 2002 that have not been collected on or prior to such date.

                                   ARTICLE II
                                   THE CLOSING

         Section 2.1. CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, at 3:00 p.m. on Thursday, May 30, 2002 or at such other time, date, and place as shall be agreed upon by the parties (the date of the Closing being herein referred to as the "Closing Date").

         Section 2.2. CERTAIN DELIVERIES AT CLOSING. The sale, transfer, assignment and delivery by Seller and its Affiliates of the Acquired Assets to Purchaser and the assumption by Purchaser of the Assumed Liabilities, as provided herein, shall be effected on the Closing Date by the execution and delivery by Seller and its Affiliates and Purchaser of (i) one or more assignment and assumption agreement(s) with regard to the Designated Contracts substantially in the form of Exhibit C hereto (the "Assumption Agreement") and
(ii) one or more bills of sale or deeds, as applicable, with respect to the Acquired Assets substantially in the form of Exhibit D hereto (the "Bills of Sale").

         Section 2.3. ADDITIONAL DELIVERIES AT CLOSING.

         (a) At the Closing, Seller shall (and shall cause its Affiliates to) deliver to Purchaser executed copies of the Definitive Agreements to which it is a party and such additional documents, instruments or certificates required to be delivered in connection with Seller's obligations under this Agreement, or as Purchaser or its counsel may reasonably request.

         (b) At the Closing, Purchaser shall deliver to Seller (i) executed copies of the Definitive Agreements to which it is a party and such additional documents, instruments or certificates required to be delivered in connection with Purchaser's obligations under this Agreement, or as Seller or its counsel may reasonably request and (ii) the Purchase Price (reduced by the amount specified in the proviso to Section 1.6) by wire transfer of immediately available funds to an account or accounts designated by Seller.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser and Parent Guarantor as of the date hereof and as of the Closing Date as follows:

         Section 3.1. ORGANIZATION. Each of Seller and those of its Affiliates that are transferring Acquired Assets hereunder (collectively, the "Selling Companies") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted and to enter into this Agreement and each of the other Definitive Agreements to which it is a party and to carry out its obligations hereunder and thereunder. Each Selling Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the operations of its business are conducted, except where the failure to be so qualified would not individually or in the aggregate either have a material adverse effect on its business, on the Acquired Assets or Assumed Liabilities, on the Access Business in the Footprint or on the Selling Companies' ability to consummate the transactions contemplated herein or materially hinder or delay such consummation (any of the foregoing, a "Material Adverse Effect").

         Section 3.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Subject to the entry and effectiveness of the Sale Order, this Agreement and each of the other Definitive Agreements has been duly and validly authorized, executed and delivered by Seller and its Affiliates party thereto and (assuming this Agreement and each of the other Definitive Agreements constitutes a valid and binding obligation of Purchaser) constitutes a valid and binding agreement of Seller and such Affiliates, enforceable against Seller and its Affiliates party thereto in accordance with their respective terms.

         Section 3.3. CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 3.3, no consent, approval, or authorization of, waiver from or declaration, filing, or registration with, any Governmental or Regulatory Authority or other Person (including without limitation any party to any Designated Contract) is required to be made or obtained in connection with the execution, delivery, and performance of this Agreement and each of the other Definitive Agreements by Seller and its Affiliates party thereto and the consummation of the transactions contemplated hereby and thereby, except for consents, approvals, or authorizations of, or declarations or filings with, the Bankruptcy Court, all of which will be satisfied by the entry and effectiveness of the Sale Order. Except as set forth on SCHEDULE 3.3, the execution, delivery and performance by Seller and its Affiliates of this Agreement and each of the other Definitive Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach of any material obligation, (ii) constitute a default or an event creating rights of acceleration, termination or cancellation or a loss of any material rights or (iii) result in the creation or imposition of any Lien upon any of the Acquired Assets, in each case under any provision of (A) the certificates of incorporation, bylaws or other constitute documents of Seller and its Affiliates or (B) any Contract to which Seller or any of its Affiliates is a party.

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         Section 3.4. TITLE TO PROPERTY. Upon entry and effectiveness of, and in accordance with the terms of, the Sale Order and the Bankruptcy Code, each Selling Company (a) shall have the power and right to sell, assign, transfer and deliver, as the case may be, to Purchaser the Acquired Assets and (b) on the Closing Date shall sell, assign, transfer and deliver to the Purchaser the Acquired Assets free and clear of all Liens, except for the Assumed Liabilities.

         Section 3.5. BROKERS. No person other than Daniels & Associates, L.P., is entitled to any brokerage, financial advisory, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Affiliate of Seller. Seller shall be responsible for all of the fees and expenses of Daniels & Associates, L.P.

         Section 3.6. CONTRACTS. True and complete copies of each written Designated Contract (or written summaries of the terms of any oral Designated Contract) have been heretofore made available to Purchaser. There are no Contracts (other than Contracts which Purchaser has directed Seller in writing to reject) to which the Seller or its Affiliates are parties that are material to any of the Designated Contracts or to the operation of the Access Business in the Footprint, in each case other than the Designated Contracts and other than as set forth on SCHEDULE 3.6 HERETO. Except as set forth on SCHEDULE 3.6, Seller and its Affiliates have not amended, waived, assigned, transferred, pledged or otherwise conveyed any of their rights under any of such agreements. Except as set forth on such SCHEDULE 3.6, neither Seller nor any of its Affiliates is delinquent with respect to any post-petition payments due under any of the Designated Contracts.

         Section 3.7. LEASES. True and complete copies of each written lease included in the Acquired Assets have been heretofore made available to Purchaser. Except as set forth on SCHEDULE 3.7, no other facilities, real property or improvements are necessary or used by Seller and its Affiliates in connection with the Acquired Assets or the Access Business to customers in the Footprint.

         Section 3.8. COMPLIANCE WITH LAW. Except as disclosed in a writing delivered by Seller to Purchaser no later than two days prior to the Closing Date, which writing shall specify that it is being delivered pursuant to this
Section 3.8, none of the Selling Companies or any of their Affiliates (i) is subject to any material Action or Proceeding with regard to, or (ii) has violated in a material manner any Law or Order applicable to, the Acquired Assets, the Assumed Liabilities or the delivery of services as part of the Access Business in the Footprint.

         Section 3.9. INTELLECTUAL PROPERTY. SCHEDULE 3.9 of this Agreement contains a true, correct and complete list of all Intellectual Property owned, held, used or licensed for use by the Seller or any of its Affiliates in connection with the Acquired Assets or the Access Business. No Intellectual Property, other than that identified on the schedule referred to in the preceding sentence, is used or necessary in the conduct by the Seller or any of its Affiliates of such activities referred to in the preceding sentence. Except as disclosed in SCHEDULE 3.9, (x) each Selling Company is the owner of all right, title and interest in and to each item of Intellectual Property ascribed to it on SCHEDULE 3.9 and/or has the full, complete and exclusive right to use such Intellectual Property and (y) all such rights, titles and interests are part of the Acquired Assets and will be acquired, free and clear of all Liens, by Purchaser upon the Closing. Except as disclosed in SCHEDULE 3.9, with respect to the Intellectual Property identified on such SCHEDULE 3.9 (i) all applications and registrations for such Intellectual Property are valid and in full force and effect and are not subject to the payment of any unpaid Taxes or maintenance fees or the taking of any other actions by the Seller or any of its Affiliates to maintain their validity or effectiveness, (ii) there are no restrictions on the direct or indirect transfer of any such Intellectual Property, (iii) neither the Seller nor any of its Affiliates is, and no such Person has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any License to use such Intellectual Property, (iv) neither the Seller nor any of its Affiliates has granted any License, authorization or other permission to use such Intellectual Property and (v) neither the Seller nor any of its Affiliates in its use of any of such Intellectual Property is infringing or has infringed any Intellectual Property of any other Person, and no claim is pending or, to the knowledge of any Selling Company or any of their Affiliates, has been threatened with respect to the ownership, validity, license or use of, or any infringement resulting from, such Intellectual Property.

         Section 3.10. CUSTOMERS. SCHEDULE 3.10 of this Agreement contains a true, correct and complete list of all customers of the Access Business to whom services are provided in the Footprint. Except as disclosed on SCHEDULE 3.10, no customer has ceased or threatened to cease or materially reduced or threatened to materially reduce its purchases from, or subscriptions to, the Access Business at any time during the period from January 1, 2002. To the knowledge of Seller, no such customer is threatened with bankruptcy or insolvency.

         Section 3.11. LICENSES AND PERMITS. SCHEDULE 3.11 to this Agreement contains a true, correct and complete list of all Licenses or other agreements used in or necessary for the operation of the Access Business and all permits and governmental approvals used in or necessary for the operation of the Access Business. All such Licenses, agreements, permits and approvals are in full force and effect and neither Seller nor any of its Affiliates is in breach or other default thereunder.

         Section 3.12. ENVIRONMENTAL MATTERS. The operations and activities of Seller with respect to the Access Business have at all times complied with all applicable Environmental Laws and Seller has not generated, manufactured, refined, treated, stored or disposed of any hazardous materials in violation of any Environmental Laws.

         Section 3.13. EMPLOYEES. On or prior to the third business day following the date hereof, the Seller shall provide to Purchaser SCHEDULE 3.13, which shall set forth the names of all current employees whose services are used primarily in, or otherwise necessary to the operation of, the Access Business and with respect to each such employee, such employee's job title, current salary, the date and amount of such employee's most recent salary increase and the amount of any bonuses or other compensation paid since January 1, 2002 to such employee. Since January 1, 2000, there have been no strikes, work stoppages or any demands for collective bargaining by any union or other labor organization made against the Seller, nor have any unions or labor organizations been operating within Seller. There are no collective bargaining agreements applicable to any such employees. There is no unfair labor practice or labor arbitration proceeding pending, or to the knowledge of Seller, threatened against Seller relating to the Access Business.

         Section 3.14. ASSETS. There are no Assets and Properties of Seller or any of its Affiliates that are used primarily in, or otherwise necessary for the conduct of, the Access Business, in each case which are not subject to the Cases.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                         PURCHASER AND PARENT GUARANTOR

         Purchaser and Parent Guarantor represent and warrant to Seller as of the date hereof and as of the Closing Date as follows:

         Section 4.1. ORGANIZATION. Each of Purchaser and Parent Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of Purchaser and Parent Guarantor is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate either have a material adverse effect on its ability to consummate the transactions contemplated hereby or materially hinder or delay such consummation.

         Section 4.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Purchaser and Parent Guarantor has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and Parent Guarantor and the consummation by Purchaser and Parent Guarantor of the transactions contemplated hereby have been duly authorized by all requisite corporate actions. This Agreement has been duly and validly executed and delivered by Purchaser and Parent Guarantor and constitutes a valid and binding agreement of Purchaser and Parent Guarantor, enforceable against Purchaser and Parent Guarantor in accordance with its terms.

         Section 4.3. CONSENTS AND APPROVALS. No consent, approval, or authorization of, or declaration, filing or registration with, any Governmental or Regulatory Authority or other Person is required to be made or obtained by Purchaser or Parent Guarantor in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

         Section 4.4. BROKERS. No person is entitled to any brokerage, financial advisory, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or Parent Guarantor.

         Section 4.5. FINANCING. On the Closing Date Purchaser will have cash on hand or commitments for financing sufficient to deliver the Purchase Price to Seller.

                                   ARTICLE V
                                    COVENANTS

         Section 5.1. CONDUCT OF BUSINESS BY SELLER PENDING THE CLOSING. Except as reasonable and necessary to the continued prosecution of its Chapter 11 reorganization case, or as otherwise required by the Bankruptcy Code, between the date of execution of this Agreement and the Closing, Seller will cause the Acquired Assets and the Assumed Liabilities to be operated in the ordinary course of business, other than the sale of Seller's hosting and professional services business, consistent with past custom and practice, and shall not take any action inconsistent with the transactions contemplated hereby and will not permit any material transactions outside the ordinary course of business (other than the sale of Seller's hosting or professional services business in a manner not inconsistent with the transactions contemplated hereby) without the prior written consent of Purchaser. In any case, and without limiting the generality of the foregoing, Seller will (and will cause its Affiliates to) observe the following, except with the prior consent of Purchaser:

         (a) use commercially reasonable efforts to maintain the Acquired Assets in good working order and condition, ordinary wear and tear excepted;

         (b) not move, relocate or reconfigure any Acquired Asset in a manner that materially affects any of the Acquired Assets;

         (c) not sell or dispose of any Acquired Assets or create or incur any Lien on any Acquired Assets;

         (d) comply, in all material respects, with all Laws and Orders applicable to the Acquired Assets, and promptly following receipt thereof, give Purchaser copies of any notice received from any Governmental or Regulatory Authority or other Person alleging any violation of or any Liability under any such Law or Order;

         (e) not enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Designated Contract or any other Contract relating to the Access Business or (whether or not a Designated Contract) any License related to the Access Business or any Acquired Assets, in each case except as required pursuant to an Order of the Bankruptcy Court reasonably satisfactory in all material respects to the Purchaser;

         (f) not waive any right of the Selling Companies relating to the Access Business, the Acquired Assets or the Assumed Liabilities; and

         (g) not enter into any agreement to do or engage in any of the foregoing.

         Section 5.2. ACCESS AND INFORMATION.

         (a) Seller shall afford to Purchaser and to Purchaser's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Closing Date to all Books and Records, Assets and Properties, and personnel of Seller or its Affiliates that pertain to the Access

Business, the Acquired Assets or the Assumed Liabilities and, during such period, shall furnish as promptly as practicable to Purchaser any and all such information as Purchaser reasonably may request pertaining to the Access Business, the Acquired Assets or the Assumed Liabilities (including, without limitation, copies of Contracts, Leases, Licenses and other Books and Records). Without limiting the foregoing, Seller agrees to cooperate with Purchaser to enable Purchaser (at Purchaser's expense) to prepare in advance of the Closing for the acquisition and use of all of the Acquired Assets, and the assumption of all of the Designated Contracts, from and after the Closing Date. Such cooperation shall include, without limitation, (i) reasonable cooperation to assist Purchaser in hiring, after the announcement of the commencement of the Case but in advance of the Closing, management personnel, technical personnel and customer relationship personnel of Seller and its Affiliates that Purchaser identifies as desirable to help Purchaser in planning for the use by Purchaser of any Acquired Assets (or performance of any Assumed Liabilities) after the Closing Date, (ii) access for Purchaser to all facilities to consider and plan for the use of any Acquired Assets after the Closing Date and (iii) permitting Purchaser to relocate, prior to Closing, Acquired Assets to locations designated by Purchaser (at the expense of Purchaser), it being understood that such Assets will remain subject to the ownership and control of Seller and its Affiliates until the Closing Date; PROVIDED, that if this Agreement is terminated other than due to a default by Seller hereunder, Purchaser shall (upon request by Seller) return, at Purchaser's expense, any such Acquired Assets relocated by Purchaser to the locations from which they were moved by Purchaser; and PROVIDED, FURTHER, that Purchaser shall not relocate, prior to the Closing, any Acquired Assets to any location if such relocation would materially impair the ability of Seller to promptly access and use such relocated Acquired Assets if this Agreement is terminated.

         (b) Without limiting any other provision of this Agreement, from and after Closing, Seller shall cooperate with Purchaser (at Purchaser's expense) to maintain, protect and preserve any Acquired Assets pending delivery to and possession by Purchaser. Such cooperation (all at Purchaser's expense) shall include, without limitation, Seller using its usual and customary business practices to hold and preserve (and to provide appropriate security and storage conditions for) Acquired Assets which are located in any facilities not being acquired by Purchaser, pending removal by Purchaser of such Acquired Assets.

         Section 5.3. ADDITIONAL MATTERS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents, and approvals required under this Agreement. No changes in the Sale Order from the form of Exhibit A shall be made unless such changes are acceptable to the Purchaser.

         Section 5.4. FURTHER ASSURANCES. In addition to the provisions of this Agreement, at any time and from time to time after the Closing Date, Seller, its Affiliates and Purchaser will use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer or assumption, as the case may be, and take such other actions as may be reasonably requested to implement more effectively, the conveyance and transfer of the Acquired Assets to Purchaser and the assumption of the Assumed Liabilities by Purchaser. Without limiting the foregoing, from time to time after the Closing, Seller and its Affiliates shall take such actions as may be reasonably requested by Purchaser so that (or to confirm that) all right, title and interest of Seller and its Affiliates in and to the Acquired Assets are, as requested by Purchaser, either extinguished or transferred to Purchaser.

         Section 5.5. AUDIT RIGHT. Without limiting the rights afforded Purchaser pursuant to Section 5.2, Purchaser shall have the right from time to time to conduct one or more physical audits (each, an "Audit") during Seller's normal business hours and upon reasonable notice to Seller to verify the presence of the Assets and Properties set forth on the Site Ledgers. Purchaser shall endeavor to minimize the disruption to Seller's business in connection with any such Audit. Seller shall provide Purchaser the access and information rights set forth in Section 5.2 in connection with any Audit and shall otherwise reasonably cooperate with Purchaser in connection with the Audit. Purchaser shall give Seller reasonable notice of any such Audit and, if requested by Seller, shall permit Seller and its representatives to participate in such Audit. Promptly upon completion of any Audit, Purchaser may deliver a list (the "Purchaser Asset Notice") of any Assets and Properties set forth on the Site Ledgers which are not located pursuant to the Audit. After delivery of any Purchaser Asset Notice, Seller shall have the right to provide other evidence reasonably satisfactory to Purchaser regarding the location and availability to Purchaser (without any cost or expense to Purchaser) of any such Assets and Properties set forth on the Purchaser Asset Notice. If, prior to Closing, Seller fails to provide evidence reasonably satisfactory to Purchaser regarding the location and availability to Purchaser (without any cost or expense to Purchaser) of any such Assets and Properties set forth on any Purchaser Asset Notice, such Assets and Properties shall be deemed to be "Non-Delivered Assets."

         Section 5.6. RIGHT OF NOTICE OVER CERTAIN OTHER ASSETS. Purchaser and Seller acknowledge that Purchaser desires to acquire some (or all) of certain other assets of the Seller including, without limitation, the Network Operating Center (collectively, the "Other Assets"), as the Purchaser endeavors to grow its business. The Purchaser and Seller acknowledge and agree that the acquisition of such Other Assets is not a condition precedent to the closing of the transaction otherwise described herein. Nevertheless, the Seller shall make reasonable efforts to give the Purchaser prompt written notice of any third party's interest in acquiring the Other Assets and afford the Purchaser the right to participate in discussions with the Seller with respect to acquiring such Other Assets, including the right, exercisable in the Purchaser's sole discretion, to make an offer for such Other Assets.

         Section 5.7. NETWORK OPERATING CENTER. Seller shall use its best efforts to cause the purchaser of its hosting business to provide to Purchaser access to Seller's Network Operating Center to effect the transition of Seller's network operations functions to Purchaser's systems or shall otherwise use its best efforts to assist Purchaser in making any necessary arrangements for such access directly with the landlord for the Network Operating Center.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

         Section 6.1. CONDITIONS PRECEDENT TO OBLIGATION OF SELLER AND PURCHASER. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following condition: the Sale Order shall have been entered by the Bankruptcy Court and such order shall not have been stayed, modified, reversed or amended.

         Section 6.2. CONDITIONS PRECEDENT TO OBLIGATION OF SELLER. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional condition: Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by Purchaser at or prior to the Closing Date including, without limitation, payment of the Purchase Price and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of such date, except as otherwise contemplated by this Agreement.

                                  ARTICLE VII
                                   TERMINATION

         Section 7.1. TERMINATION. This Agreement may be terminated:

         (a) by mutual written agreement of Seller and Purchaser prior to the Closing Date;

         (b) by either Seller or Purchaser if the Bankruptcy Court approves a higher or better offer for the Acquired Assets;

         (c) by Seller if any of the conditions set forth in Section 6.1 or
Section 6.2 shall not have been satisfied by May 31, 2002 and shall not have been waived by Seller, provided Seller is not then in breach of this Agreement;

         (d) by Purchaser if any of the conditions set forth in Section 6.1 shall not have been satisfied by May 31, 2002 and shall not have been waived by Purchaser, provided Purchaser is not then in breach of this Agreement; or

         (e) by Purchaser in accordance with Article IX.

         Section 7.2. EFFECT OF TERMINATION.

         (a) If this Agreement is validly terminated pursuant to Section 7.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller, Purchaser, Parent Guarantor or their respective Affiliates (or any of their respective officers, directors, employees, agents or other representatives), except as provided in Section 7.2(b) and except that the provisions with respect to the Overbid Fee in Section
7.3 and expenses in Section 13.8 will continue to apply following any such termination.

         (b) In the event of a termination of this Agreement for any reason (other than a valid termination by Seller pursuant to Section 7.1(c) under the circumstances referred to in the following sentence), Seller shall return the Good Faith Deposit to Purchaser. Seller shall be entitled to retain the proceeds from the Good Faith Deposit in the case of a valid termination by Seller pursuant to Section 7.1(c) as a result of Purchaser's breach of its obligation to deliver the payment at Closing required under Section 1.6 under circumstances where all conditions under Section 6.1 to closing have been satisfied.

         Section 7.3. OVERBID FEE. If this Agreement is terminated pursuant to
Section 7.1(b), then in such case Seller shall (in addition to Purchaser's right to a return of the Good Faith Deposit pursuant to Section 7.2(b)) pay to Purchaser a termination fee in cash in the amount of Three Hundred Twenty-Five Thousand Dollars ($325,000) (the "Overbid Fee"). The Overbid Fee shall be paid by Seller on the closing date of the other sale from the proceeds of such sale. Seller shall ensure that the Over Bid Fee is secured by an allowed administrative expense claim with a first-priority senior lien which shall attach to all proceeds arising from such sale. The provision for the payment of the Overbid Fee in this Section 7.3 is an integral part of the transactions contemplated by this Agreement and without this provision Purchaser would not have entered into this Agreement. Accordingly, if payment shall become due and payable pursuant to this Section 7.3, and, in order to obtain such payment, suit is commenced which results in a judgment against Seller, Seller shall pay to Purchaser all of Purchaser's reasonable costs and expenses, including attorneys' fees, in connection with such suit, together with court costs and prejudgment interest. The provisions of this Section 7.3 shall be included within the Sale Procedures Order.

                                  ARTICLE VIII
                                EMPLOYEE MATTERS

         Section 8.1. HIRING OF EMPLOYEES; NO PRIOR SERVICE CREDIT.

         (a) Immediately prior to the Closing, the employment of all Employees involved in the Access Business to customers in the Footprint (the "Access Employees") as shall be identified by Purchaser on SCHEDULE 8.1(A) to whom Purchaser has determined to give offers of employment, shall be terminated by Seller and its Affiliates. Seller may choose to retain any or all of its employees that are not identified on SCHEDULE 8.1(A). Purchaser may, in its sole discretion, offer employment to any or all Access Employees on such terms and conditions as shall be determined by Purchaser in its sole discretion. Seller recognizes that Purchaser intends to make offers of employment on terms and conditions of employment different from those provided by Seller and its Affiliates and that it is uncertain how many Access Employees of Seller and its Affiliates will be offered or will accept employment.

         (b) In furtherance thereof, commencing on the date hereof, Seller shall identify to Purchaser certain key management and operating personnel whom Seller agrees that Purchaser may contact to discuss its staffing requirements. Purchaser shall have the right, but not the obligation, to contact and negotiate employment terms with those key members of the Access Employees as Purchaser may determine are necessary to operate the Access Business or to achieve satisfaction of one or more of the conditions to Closing. Seller shall cooperate with Purchaser in this regard and, without limitation, Seller agrees to the following to the extent requested by Purchaser:

                  (i) On a date selected by Purchaser no earlier than four (4) Business Days after execution of the Agreement, Seller shall send a letter to the Access Employees, advising them, among other things, that Seller intends to divest itself of its assets. The letter will be in form and substance reasonably satisfactory to Seller and Purchaser.

                  (ii) Seller shall permit Purchaser to send, in the same package or separately, a separate letter to any or all of the Access Employees. The letter will be in a form and substance reasonably satisfactory to Seller and Purchaser.

                  (iii) From time to time, Seller shall cooperate with Purchaser to permit Purchaser (a) to review personnel files of Access Employees who have signed authorization/release forms, (b) to meet with supervisors and managers of Seller to discuss employment opportunities with Purchaser and other issues such as the performance of Access Employees who have signed authorization/release forms, and (c) to interview Access Employees and perform pre-employment drug testing. Purchaser shall be responsible for complying with all applicable laws in the interviewing and hiring process, and any liability incurred in the interviewing and hiring process based on conduct of Purchaser shall be the responsibility of Purchaser; PROVIDED, that in no event will Purchaser be responsible for any severance payments to Employees of Seller or any strike or strike-related conduct by any Employees or any unions.

                  (iv) In addition, at Purchaser's request prior to the Closing Date, Seller's counsel shall provide to Purchaser's labor and employment legal counsel (but not to Purchaser) demographic information on a confidential basis concerning each of the Access Employees for the purpose of evaluating compliance with applicable employment laws. Purchaser will not use the demographic information in the interviewing and hiring process.

         (c) All such Access Employees (or any other Employees formerly with Seller or any of its Affiliates) who are offered and accept employment with Purchaser are hereinafter referred to as the "Purchaser Employees." Except as Purchaser may otherwise agree in its sole discretion with any Purchaser Employee, each Purchaser Employee shall be deemed to have accrued no prior service credit for any purpose (including but not limited to participation, vesting and benefit accrual under any Plan, arrangement or program, and seniority, title or duties with respect to employment) in respect of their period of employment with Seller and its Affiliates, or any prior employer, in connection with their employment with Purchaser or under any Plan, program or policy which Purchaser may, in its sole discretion, establish for the benefit of the Purchaser Employees.

         (d) Seller shall be responsible for any and all wages, bonuses, commissions, employee benefits and other compensation (including all obligations under any Plans) to the Employees arising out of their employment with Seller and its Affiliates prior to and as of the Closing. Purchaser shall be responsible for any and all wages, bonuses, commissions, employee benefits and other compensation that may be due to the Purchaser Employees arising out of their employment with Purchaser after the Closing. Further, in respect of notices and payments relating to events occurring on or prior to the Closing, Seller shall be responsible for and assume all Liability for any and all notices, payments, fines or assessments due to any Governmental or Regulatory Authority or to any other Person, pursuant to any Law, Order or Contract, with respect to the employment, discharge or layoff of Employees by the Seller or its Affiliates as of or before the Closing, including but not limited to the Worker Adjustment and Retraining Notification Act and any related rules or regulations.

         (e) Nothing in this Article VIII express or implied shall confer upon any Access Employee, any Purchaser Employee or other Person or legal representative thereof any rights or remedies, including any right to employment or compensation or benefits of any nature or kind whatsoever including the right to the payment of any obligation identified in Section 8.1(d).

                                   ARTICLE IX
                                  RISK OF LOSS

         Section 9.1. RISK OF LOSS. In the event that any Acquired Assets which are Non-Delivered Assets include items of Equipment and Machinery that either
(a) are individually, or in the aggregate, a material portion of the Assets or Properties included in the Acquired Assets or (b) are material to the Access Business, then Purchaser shall have the right to terminate this Agreement by giving notice to Seller at any time prior to the Closing Date. In addition, and without limiting the foregoing, if prior to the Closing all of the Acquired Assets or a portion of the Acquired Assets, the loss of which would have a Material Adverse Effect, shall be stolen, taken, damaged or destroyed by fire or other casualty or is otherwise not delivered (for any reason) to Purchaser pursuant to the terms hereof, Purchaser shall have the right to terminate this Agreement by giving notice to Seller at any time prior to the Closing Date. If any of the foregoing events occurs and Purchaser does not terminate this Agreement, Purchaser shall perform its obligations hereunder in accordance with this Agreement and the Purchase Price shall not be reduced, and Seller's rights to (i) any award, right or other compensation resulting from such taking that relate to the Access Business or the Acquired Assets or (ii) any insurance proceeds resulting from such fire, theft or other casualty or event (less any reasonable sums expended by Seller for repair and restoration) that relate to the Access Business or the Acquired Assets, shall be assigned by Seller to Purchaser at the Closing; PROVIDED, HOWEVER, that the Purchase Price shall be reduced by the amount of any "deductible" or "co-insurance payment" deducted or deductible from any insurance proceeds. If all or any part of any of the Acquired Assets are taken by condemnation or eminent domain and Purchaser shall not have terminated this Agreement as provided above, Purchaser shall have the exclusive right to conduct all proceedings and make all agreements that relate to the Access Business or the Acquired Assets in connection therewith in its name, or in the name of Seller. Seller shall cooperate with Purchaser in connection with those proceedings and hereby appoints Purchaser as its attorney-in-fact with respect to any proceedings that relate to the Access Business or the Acquired Assets, such appointment being irrevocable and coupled with an interest, to execute and deliver any documents that relate to the Access Business or the Acquired Assets required in connection with any condemnation or eminent domain proceeding or any agreement reached between those authorized to exercise such right.

                                   ARTICLE X
                            BANKRUPTCY COURT APPROVAL

         Section 10.1. BANKRUPTCY COURT APPROVAL PROCESS. As soon as practicable, but in any event within three (3) Business Days after the date hereof, Seller shall file and serve a motion (the "Motion") pursuant to Bankruptcy Code Sections 105, 363 and 365, as applicable, in a form approved by counsel for Purchaser:

         (a) seeking entry of an order, on an expedited basis, substantially in the form attached hereto as EXHIBIT B (the "Sale Procedures Order"), among other things (A) approving the payment of a break-up fee of Three Hundred Twenty-Five Thousand Dollars (US$325,000) (the "Break-Up Fee") (which amount shall be deemed inclusive of Purchaser's expenses), as administrative priority claims under Bankruptcy Code Section 503(b) and 507(a); (B) approving the procedures for the sale of the Acquired Assets, including the requirement of an overbid amount of Three Hundred Twenty-Five Thousand One Dollars (US$325,001) over the Purchase Price for bidders other than Purchaser (the "Initial Overbid Amount Requirement"), an incremental bid amount of US$100,000.00 (the "Incremental Bid Amount"); PROVIDED, that for the limited purpose of determining the value of any incremental bid submitted by Purchaser, Seller shall credit the amount of the Break-Up Fee towards the satisfaction of this requirement; (C) setting dates for the auction sale of the Acquired Assets no later than May 22, 2002 (the "Auction"), and the hearing on the sale of the Acquired Assets no later than May 23, 2002; (D) providing that for any Person other than Purchaser to be considered a qualifying bidder (a "Qualifying Bidder"), such Person shall provide sufficient evidence to Seller of its financial ability to consummate a closing of the transactions contemplated hereby and such Person's bid shall (1) at a minimum, meet the Initial Overbid Amount Requirement, (2) provide, as determined by the Seller in consultation with its advisors, as good as or better terms as contained in this Agreement, (3) be accompanied by a good faith deposit of Ninety Thousand Dollars (US$90,000) in cash or certified or cashier's check payable to Seller, and (4) be in the form of this Agreement; and (E) providing that if Purchaser is not the successful bidder at the Auction and Seller fails to consummate a closing with a Qualifying Bidder thereafter, Seller shall give Purchaser written notice five (5) Business Days prior to shutting down or otherwise disposing of the Access Business or any material portion of Seller's network in order to allow Purchaser and Seller to negotiate a purchase price and consummate a closing of the sale of the Acquired Assets and the Access Business;

         (b) seeking entry of the Sale Order substantially in the form attached hereto as EXHIBIT A, which, among other things, (A) authorizes Seller to sell, transfer and assign the Acquired Assets to Purchaser pursuant to this Agreement and Bankruptcy Code Sections 105, 363, 365 and 1146, as applicable, free and clear of all Liens; (B) determines that Purchaser is a good faith purchaser under Section 363(m) of the Bankruptcy Code and that Purchaser has acted in good faith, is a bona fide purchaser for value, and that the Purchase Price is fair and reasonable; (C) provides that the Designated Contracts are assigned to Purchaser pursuant to Bankruptcy Code Section 365, that Purchaser assumes no Liabilities for Liens or Cure Amounts under the Designated Contracts except as specifically provided herein and that all Designated Contracts are enforceable against the nondebtor parties; (D) provides that Purchaser is not a successor in interest to Seller or Seller's business, and (E) provides that the ten (10) day periods provided for in Federal Rules of Bankruptcy Procedure 6004(g) and 6006(d) are waived.

         Section 10.2. ACKNOWLEDGEMENT. Seller confirms that its negotiation of this Agreement with Purchaser is critical to its obtaining the highest and best price for its assets, and that without Purchaser's commitment of substantial time and expense to the process, Seller would have to employ a less orderly process for the sale of its assets and therefore risk attracting lower prices. Seller acknowledges that Purchaser would not have invested the time and incurred the expense of negotiating and documenting the transaction if it were not entitled to the Break-Up Fee.

         Section 10.3. HEARINGS SCHEDULE. Seller shall seek to obtain hearings on the Motion promptly upon the expiration of the applicable notice periods, and shall take all reasonably necessary actions in connection therewith. Seller shall provide due and sufficient notice of the hearing to be held in the Court regarding the Motions to: (i) each Person that has filed a notice of appearance, or that has otherwise filed a written request to receive copies of pleadings, in the Cases, (ii) the SEC, (iii) the Internal Revenue Service, (iv) the Office of the United States Trustee, (v) the taxing authorities of each state where Acquired Assets are located and any appropriate political subdivisions of any thereof, (vi) counsel to the Official Committee of Unsecured Creditors in the Cases, (vii) Purchaser and its counsel, (viii) the employment agencies of each state where the Employees are employed, (ix) each party (other than Seller) to each Designated Contract, (x) each person or entity that has asserted a Lien on, or in, any of the Acquired Assets, and (xi) any Person that Purchaser reasonably requests in writing be served.

                                   ARTICLE XI
                              INTENTIONALLY OMITTED

                                  ARTICLE XII
                                   DEFINITIONS

         Section 12.1. DEFINITIONS. As used in this Agreement, the following defined terms have the meanings indicated below:

         "ACCESS BUSINESS" means the network and internet (including maintenance and customer circuit services and customer equipment under purchase, maintenance or rental agreements) business other than the hosting and professional service business conducted by Seller and its Affiliates.

         "ACCESS EMPLOYEES" has the meaning set forth in Section 8.1(a).

         "ACQUIRED ASSETS" has the meaning set forth in Section 1.1.

         "ACTION OR PROCEEDING" means any claim, action, complaint, counterclaim, joinder, investigation, suit, order, notice of violation, arbitration, audit or other proceeding, whether civil or criminal, in law or in equity, whether or not before any court, arbitrator or other Governmental or Regulatory Authority, by any Governmental or Regulatory Authority or by any other Person.

         "AFFILIATE" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. Without limiting the foregoing and for avoidance of doubt, Affiliates of Seller include any Affiliates whether or not involved in the Cases and whether or not organized in a jurisdiction within the United States.

         "AGREEMENT" means this Asset Purchase Agreement and the Exhibits and the Schedules hereto and the certificates and other documents and instruments delivered in connection herewith, as the same shall be amended from time to time.

         "ASSETS AND PROPERTIES" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation documents, instruments, general intangibles, Real Property, Equipment and Machinery, Inventory and Intellectual Property.

         "ASSUMED LIABILITIES" has the meaning set forth in Section 1.4.

         "ASSUMPTION AGREEMENT" has the meaning set forth in Section 2.2.

         "AUCTION" has the meaning set forth in Section 10.1(a).

         "AUDIT" has the meaning set forth in Section 5.5.

         "BANKRUPTCY CODE" has the meaning set forth in the recitals hereto.

         "BANKRUPTCY COURT" has the meaning set forth in the recitals hereto.

         "BENEFIT PLAN" means any Plan, existing at the Closing Date or prior thereto, contributed to, maintained or sponsored by the Seller or any of its Affiliates, or any predecessor of any of the foregoing, or to which any of the foregoing is a party, or with respect to which the Seller or any of its Affiliates has any Liability or potential Liability, and under which any present or former Employee, director, agent or independent contractor of Seller or any of its Affiliates or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

         "BILLS OF SALE" has the meaning set forth in Section 2.2.

         "BOOKS AND RECORDS" of any Person means (in whatever form or medium) all files, documents, instruments, papers, books and records relating to the business, operations, condition (financial or other), results of operations and Assets and Properties of such Person, including without limitation financial statements, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans; PROVIDED, that "Books and Records" of Seller and its Affiliates shall mean only such items as relate to the Access Business, the Acquired Assets and the Assumed Liabilities.

         "BREAK-UP FEE" has the meaning set forth in Section 10.1(a).

         "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

         "CASES" means the Chapter 11 cases of Seller and certain Affiliates filed in the Bankruptcy Court to be jointly administered for procedural purposes.

         "CLOSING" has the meaning set forth in Section 2.1.

         "CLOSING DATE" has the meaning set forth in Section 2.1.

         "CLOSING RECEIVABLES" has the meaning set forth in Section 1.9.

         "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "CONTRACT" means any agreement, evidence of indebtedness, bond, commitment, indemnity, indenture, instrument, lease, License, mortgage, security agreement or other contract, commitment, undertaking or understanding, whether or not in writing.

         "CURE AMOUNTS" has the meaning set forth in Section 1.3.

         "DEFINITIVE AGREEMENTS" means the Assumption Agreement and the Bills of Sale.

         "DESIGNATED CONTRACTS" has the meaning set forth in Section 1.2.

         "EMPLOYEE" means each employee, officer or consultant of Seller or any Affiliate of Seller.

         "ENVIRONMENTAL LAWS" means all federal, state, local, foreign, civil and criminal laws, environmental permits, and common law in effect in any applicable jurisdiction relating to the protection of the environment and human health or safety related thereto, including the handling, use, generation, treatment, storage, transportation or disposal of hazardous substances.

         "EQUIPMENT AND MACHINERY" means all machinery, equipment, routers, switches, apparatus, electrical equipment and substations, automobiles, trucks and other vehicles, forms, molds, patterns, tools, tooling, jigs, designs, drawings, engineering data, blueprints, spare and exchange parts, display racks, fittings, furniture, furnishings, fixtures, computer hardware and peripheral equipment, office and maintenance supplies and other tangible personal property wherever located or on consignment, and all rights arising out of the ownership or lease thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "EXCLUDED ASSETS" has the meaning set forth in Section 1.1.

         "EXCLUDED LIABILITIES" has the meaning set forth in Section 1.4.

         "FOOTPRINT" means the geographic region covering the states of New York, Pennsylvania, New Jersey, Maryland and Virginia and the District of Columbia.

         "GOOD FAITH DEPOSIT" has the meaning set forth in Section 1.8.

         "GOVERNMENTAL OR REGULATORY AUTHORITY" means any authority, agency, commission, official, court, tribunal, arbitrator or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

         "INCREMENTAL BID AMOUNT" has the meaning set forth in Section 10.1(a). "INITIAL OVERBID AMOUNT REQUIREMENT" has the meaning set forth in
         Section 10.1(a).

         "INTELLECTUAL PROPERTY" means, wherever located worldwide, all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights, brand names, trade dress, business and product names, domain names, corporate names, logos, slogans, trade secrets, inventions, processes, formulae, industrial models, designs, specifications, data, technology, methodologies, computer programs (including all source codes), confidential and proprietary information, whether or not subject to statutory registration, all related technical information, manufacturing, engineering and technical drawings, know-how, all pending applications for and registrations of patents, trademarks, service marks and copyrights, all obligations of third parties relating to the protection of the foregoing, the goodwill associated with the foregoing, and the right to sue for past payment, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.

         "INVENTORY" means all raw materials, ingredients, work in process, finished goods, spare parts, replacement parts, components, goods in transit, returns, labels, packaging, containers, shipping materials and supplies, wherever located and whether or not consigned.

         "IRS" means the United States Internal Revenue Service.

         "LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

         "LIABILITIES" means all indebtedness, obligations and other liabilities of any kind of a Person (whether absolute or contingent, accrued or unaccrued, known or unknown, fixed or otherwise, due or to become due, matured or unmatured, liquidated or unliquidated).

         "LICENSES" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Person.

         "LIENS" means any lien, claim, pledge, judgment, liability, obligation (including, without limitation, title claims and claims of taxing authorities), license, lease, sublease, option, charges, easement, encumbrance or interest of any kind, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, any contingent sale or other title retention agreement or lease in the nature thereof, and any "claim" or "lien" or "security interest" as those terms are defined in the Bankruptcy Code.

         "MATERIAL ADVERSE EFFECT" has the meaning set forth in Section 3.1.

         "MOTION" has the meaning set forth in Section 10.1.

         "NON-DELIVERED ASSETS" has the meaning set forth in Section 5.5.

         "ORDER" means any writ, judgment, decree (including consent decrees), injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

         "OTHER ASSETS" has the meaning set forth in Section 5.6.

         "OVERBID FEE" has the meaning set forth in Section 7.3.

         "PARENT GUARANTOR" has the meaning set forth in the recitals to this Agreement.

         "PERSON" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

         "PLAN" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

         "PURCHASE PRICE" has the meaning set forth in Section 1.6.

         "PURCHASER" has the meaning set forth in the heading to this Agreement.

         "PURCHASER ASSET NOTICE" has the meaning set forth in Section 5.5.

         "PURCHASER EMPLOYEES" has the meaning set forth in Section 8.1(c).

         "QUALIFYING BIDDER" has the meaning set forth in Section 10.1(a).

         "REAL PROPERTY" means all lands, buildings, plants, structures, and other improvements together with all rights (including, without limitation, leasehold interests) which benefit or pertain to the foregoing.

         "SALE ORDER" has the meaning set forth in the recitals hereto.

         "SALE PROCEDURES ORDER" has the meaning set forth in Section 10.1(a).

         "SELLER" has the meaning set forth in the heading to this Agreement.

         "SELLING COMPANIES" has the meaning set forth in Section 3.1.

         "SITE LEDGERS" means the Site Ledgers listing various Assets and Properties and separately identified by Seller and Purchaser.

         "SUBSIDIARIES" has the meaning set forth in the recitals hereto.

         "TAX" means (i) any federal, state, local or foreign net or gross income, minimum, alternative minimum, sales, value added, use, excise, franchise, real or personal property, transfer, environmental, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, severance, withholding or other tax, assessment, duty, fee, levy or charge of any nature whatever, whether disputed or not, imposed by any Governmental or Regulatory Authority, any interest, penalties (civil or criminal), additions to tax or additional amounts related thereto or to the nonpayment thereof, and (ii) any obligations under any Contract or other arrangement with respect to any item described in clause (i) above.

Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (v) all references to "$" or "dollars" herein means U.S. dollars; and (vi) the words "include" or "including" shall mean "include without limitation" and "including without limitation" respectively, whether or not expressly stated.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

         Section 13.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on and as of the Closing Date. All covenants and agreements contained in this Agreement shall survive until the earlier of (i) the sixtieth (60th) day following the expiration of any applicable statute of limitations with respect thereto and (ii) the substantial consummation of the Seller's plan of liquidation in the Cases.

         Section 13.2. TAXES. All sales, use, transfer and documentary taxes or fees, if any, payable in connection with the sale, conveyance, assignments, transfers and deliveries to be made to Purchaser hereunder shall be borne by Seller and paid simultaneously with the Closing.

         Section 13.3. NOTICES. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission or (b) confirmed delivery by a standard overnight carrier or when delivered by hand, in each case addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

         (a) If to Purchaser or to Parent Guarantor, to

                  FASTNET Corporation
                  3864 Courtney Street, Suite 130
                  Two Courtney Place
                  Bethlehem, PA 18017
                  Telecopy:         (610) 266-8653
                  Attention:        Steve Hurly

                  with a copy to

                  Morgan, Lewis & Bockius LLP
                  101 Park Avenue
                  New York, New York  10178-0060
                  Telecopy:         (212) 309-6273
                  Attention:        Mark T. Gorman
                                    William H. Schrag

         (b) If to Seller, to

                  AppliedTheory Corporation
                  224 Harrison Street
                  Syracuse, NY 13202
                  Telecopy:         (315) 479-0824
                  Attention:        General Counsel

                  with a copy to

                  Angel & Frankel, P.C.
                  460 Park Avenue, 8th Floor
                  New York, NY 10022
                  Telecopy:         (212) 752-8393
                  Attention:        Joshua J. Angel
                                    Leonard H. Gerson

         Section 13.4. PUBLICITY. No party to this Agreement shall issue any press release or other publicity concerning the proposed transaction without the prior approval of the other party, except as otherwise required by law. Each party shall provide to the other party a reasonable opportunity to review any press release prior to its issuance.

         Section 13.5. DESCRIPTIVE HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 13.6. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement amends and restates in its entirety that certain Asset Purchase Agreement by and among the parties hereto dated April 17, 2002. This Agreement (including the Exhibits,

Schedules and the other documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements, negotiations, drafts and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including, without limitation, any transaction between or among the parties hereto, provided, however, that the terms of any confidentiality agreement executed in connection with Purchaser's investigation and due diligence of the Acquired Assets shall survive execution of this Agreement, and (ii) shall not be assigned by operation of law or otherwise. The Purchaser may designate one or more wholly-owned subsidiaries of the Parent Guarantor to acquire and receive Acquired Assets or to assume Assumed Liabilities on the Closing Date and in such event the guaranty by the Parent Guarantor hereunder shall continue.

         Section 13.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws of the State of New York or any other jurisdiction. Each of the parties hereto irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York and the United States of America located in New York, New York, including the Bankruptcy Court, for any litigation arising out of or relating to this Agreement and the transactions contemplated thereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation therein, and agrees not to plead or claim that such litigation has been brought in an inconvenient forum.

         Section 13.8. EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses. The foregoing shall not affect the legal right, if any, that any party hereto may have to recover expenses from any other party that breaches its obligations hereunder. Without limiting the foregoing, Seller shall be responsible for all fees and expenses of Daniels & Associates, L.P.

         Section 13.9. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

         Section 13.10. WAIVER. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         Section 13.11. COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by the other parties hereto.

         Section 13.12. SEVERABILITY; VALIDITY; PARTIES IN INTEREST. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 13.13. BULK SALES. Purchaser and Seller hereby waive compliance with any bulk sales or other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.


                            [Signature Page Follows]

         IN WITNESS WHEREOF, Seller and Purchaser have caused this Amended and Restated Asset Purchase Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.

                                  APPLIEDTHEORY CORPORATION


                                  By:
                                     -------------------------------------------
                                        Name:
                                        Title:

                                  FASTNET ACQUISITION CORP.


                                  By:
                                     -------------------------------------------
                                        Name:
                                        Title:

         By its signature below, FASTNET Corporation, a Pennsylvania corporation, hereby unconditionally and irrevocably guarantees the due and punctual payment and performance by the Purchaser of all agreements and obligations of the Purchaser under this Agreement and under any other document, instrument or agreement executed by the Purchaser in connection with the transactions contemplated hereby. In furtherance of the foregoing, the undersigned shall be deemed to be separately liable for each of the agreements and obligations of the Purchaser in connection with the transactions contemplated hereby, and the undersigned's liability for such agreements and obligations shall not be affected by any bankruptcy, insolvency, dissolution or similar condition or event relating to the Purchaser.

FASTNET CORPORATION


By:
   --------------------------------------------------
      Name:
      Title:

                                  SCHEDULE 1.1

                                 ACQUIRED ASSETS

                                  SCHEDULE 1.2

                              DESIGNATED CONTRACTS

                                  SCHEDULE 3.3

                             CONSENTS AND APPROVALS

                                  SCHEDULE 3.6

                                    CONTRACTS

                                  SCHEDULE 3.7

                                     LEASES

                                  SCHEDULE 3.9

                              INTELLECTUAL PROPERTY

                                  SCHEDULE 3.10

                                    CUSTOMERS

                                  SCHEDULE 3.11

                              LICENSES AND PERMITS

                                 SCHEDULE 8.1(a)

                                ACCESS EMPLOYEES


[To be provided by Purchaser promptly following approval of the Sale Order]

                                    EXHIBIT A

                                   SALE ORDER

                                    EXHIBIT B

                              SALE PROCEDURES ORDER

                                    EXHIBIT C

                          FORM OF ASSUMPTION AGREEMENT

                                    EXHIBIT D

                              FORM OF BILLS OF SALE